Exhibit 2.2

ASSUMPTION AND ASSIGNMENT AND TRANSITION SERVICES AGREEMENT

This ASSUMPTION AND ASSIGNMENT AND TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of November 28, 2012 by and between Project Viking II Acquisition, Inc. (the “Assignee”), a wholly-owned subsidiary of ARI Network Services, Inc. (“ARI”), as buyer of the retail services division (“50 Below RSD”) of Fifty Below Sales & Marketing, Inc., a Minnesota corporation (the “Debtor”), from Nauni Jo Manty, the Chapter 11 Operating Trustee of the Debtor (the “Assignor”), and as the sole equity holder with authority to act on behalf of any and all of its subsidiaries and affiliates (each, an “Affiliate”), including, without limitation, 50 Below Incorporated, a Minnesota corporation, and 50 Below, LLC, a Wyoming limited liability company (collectively, the “Seller”).

WITNESSETH:

WHEREAS, the Assignor is the Chapter 11 Operating Trustee in Chapter 11 proceeding no. 12-50900 (the “Proceeding”) pending in the United States Bankruptcy Court for the District of Minnesota (the “Bankruptcy Court”);

WHEREAS, on September 20, 2012, the Assignor filed that certain Motion to Approve (1) Bidding Procedures with Respect to the Disposition of the Debtor’s Assets, (2) the Sale of All or Substantially All of the Debtor’s Assets Free and Clear of Liens and Interests and (3) Authorizing Assumption and Assignment of Leases and Executory Contracts (the “Sale Motion”);

WHEREAS, on November 9, 2012, the Bankruptcy Court entered an order authorizing the sale of certain assets of the Debtor to the Assignee the terms of which are incorporated herein by reference (the “Sale Order”), and the parties now desire to carry out the transactions contemplated by the Sale Order and the Sale Motion;

WHEREAS, on November 19, 2012, the Assignor filed that certain Omnibus Motion for Order Approving Assumption and Assignment or Rejection of Executory Contracts and Unexpired Leases;

WHEREAS, on November 21, 2012, the Bankruptcy Court entered an Order authorizing the assumption and assignment and the rejection of various contracts and leases as identified in the November 19, 2012 motion, the terms of which are incorporated herein by reference (the “Assumption Order”);

WHEREAS, the Assignor has agreed to file with the Court any other motions as may be required to assume and assign certain executory contracts to the Assignee, as set forth herein;

WHEREAS, the assumptions and assignments contemplated by this Agreement are subject to the Sale Order and the Assumption Order, and will be consummated only pursuant to, this Agreement and any subsequent orders to be entered in the Proceeding; and

WHEREAS, the Assignor has agreed to provide to the Assignee certain transition services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.

Effective as of 10:00 a.m. Central Time on the date hereof (the “Effective Time”), the Assignor hereby sells, transfers and assigns to the Assignee the executory contracts (the “Assigned Contracts”), as set forth on Schedule A, attached hereto (“Schedule A”).  For the avoidance of doubt, the Assignor acknowledges and agrees that certain Assigned Contracts may technically be assets in the name of an Affiliate but which obligations were paid for by the Debtor and were in effect contracts of the Debtor; however, any and all Assigned Contracts are hereby assigned to the Assignee pursuant to the terms and conditions of this Agreement regardless of whether any such Assigned Contract is technically an asset in the name of an Affiliate, or of the bankruptcy estate of the Debtor.  To the extent that the assignment of any such Assigned Contract is contested by any third party (including, without limitation, the non-Assignor party or any court of competent jurisdiction or other governmental agency or body), the Assignor shall use good faith, reasonable best efforts to vest any and all rights held by such Affiliate under any such Assigned Contract in the Assignee in order to preserve the goodwill and value of 50 Below RSD for the benefit of the Assignee.  Notwithstanding any other provision contained in this Agreement, the Assignor shall be responsible for any and all expenses (including, without limitation, reasonable attorneys’ fees) incurred by the Assignee in connection with vesting any such rights in the Assignee.

2.

The Assignee shall not assume by the acceptance of assignment, and shall not be deemed to have assumed by the acceptance of assignment, and shall have no responsibility or obligation whatsoever for any executory contract or lease not expressly set forth on Schedule A.  Notwithstanding Schedule A, the Assignee shall have the right, at or prior to the Effective Time, to designate in writing the Assigned Contracts that the Assignee does not intend to assume by the acceptance of assignment from the Assignor.  Any such contracts or leases shall not constitute Assigned Contracts under this Agreement.

3.

The Assignor and bankruptcy estate of the Debtor shall be responsible for all Liabilities (as defined in that certain Bill of Sale dated as of the date hereof by and between the Seller and the Assignee) related to or arising out of any acts or omissions of any kind whatsoever prior to the Effective Time (arising out of, or related to, the Assigned Contracts or otherwise), and the Assignee shall not have any Liability of any kind whatsoever (arising out of, or related to, the Assigned Contracts or otherwise) related to or arising out of any acts or omissions of any kind whatsoever prior to the Effective Time.  Liabilities arising prior to the Effective Time include, without limitation, any cure amounts to be paid in accordance with Sections 365(b)(1)(A) and (B) with respect to such Assigned Contracts (the “Cure Amounts”).

4.

The Assignee agrees to reimburse any unpaid expense reimbursements to any current or former employee, director or independent contractor or agent of the Debtor, or beneficiary or dependent thereof, who performs or performed services primarily for the benefit of 50 Below RSD (collectively, the “Employees,” and individually, an “Employee”) as of the Effective Date to the extent that such reimbursements or compensation is not paid to such Employees in full out of the bankruptcy estate, provided, that such amounts to be reimbursed by the Assignee shall not exceed the lesser of: (i) the amounts listed on Schedule E of the Debtor’s bankruptcy petition or (ii) Seventeen Thousand Dollars ($17,000).  In certain circumstances, in its sole discretion, the Assignee may be willing to issue such Employees shares of common stock of ARI as consideration for any and all amounts of unpaid expense reimbursements and/or compensation owed to any such Employee as of the Effective Time.  The number of shares issued to any such Employee will be based on ARI’s market price as of the date of the issuance of such shares.  The Assignee further agrees to release any potential claim against the Debtor for any alleged infringement of ARI’s intellectual property rights in connection with the Debtor’s alleged use of ARI’s fitment data, which ARI acquired from RJ Longacre, Inc. (f/k/a Ready 2 Ride, Incorporated).

5.

Any and all debtor-in-possession financing outstanding as of the Effective Time as relates to the assets of 50 Below RSD shall be re-paid to such lender(s) from the bankruptcy estate of the Debtor within five (5) business days after the Effective Time, and the Assignee shall not have any Liability whatsoever for any debtor-in-possession financing.

6.

For each of the Assigned Contracts listed on Schedule A, a separate final non-appealable order of the Bankruptcy Court shall authorize the assumption and assignment thereof to the Assignee.  To the extent that the Assignee identifies any executory contracts or leases after the date hereof that the Assignee would like assigned to the Assignee, the Assignor shall use good faith, reasonable best efforts to obtain a final non-appealable order of the Bankruptcy Court in order to consummate the assignment of any such executory contracts or leases to the Assignor and the Assignor shall be responsible for any Cure Amounts.  The Assignee shall identify any such executory contracts or leases on or before December 15, 2012 and on or before January 15, 2013.

7.

If necessary, the Assignee and the Assignor shall cooperate to obtain all necessary consents from the non-Assignor parties thereto to permit the assumption and assignments thereof to the Assignee.

8.

To the extent that the assignment to the Assignee of any assigned contract pursuant to this Agreement is not permitted without the consent of a third party, and such restriction cannot be effectively overridden, voided or superseded by order of the Bankruptcy Court, then this Agreement will not be deemed to constitute an assignment of or an undertaking or attempt to assign such Assigned Contract or any right or interest therein, unless and until such consent is obtained; provided, however, that if any such consents are not obtained prior to the Effective Time, the Assignor and the Assignee will reasonably cooperate with each other in any lawful and feasible arrangement (on terms and conditions acceptable to the Assignee) designed to provide the Assignee (such arrangement to be at the sole cost and expense of the Assignor) with the benefits and obligations of any such Assigned Contract, and to the extent that the Assignee receives such benefits, the Assignee shall be responsible for performing all obligations under such Assigned Contract required to be performed by the Assignor on or after the Effective Time.

9.

The executory contracts and leases set forth on Schedule B attached hereto (“Schedule B”) shall not be assumed and assigned to the Assignee; provided, however, that the Assignor will continue to perform under such agreements and provide the benefits received by the Assignor and/or the Seller under such agreements to the Assignee for the Transition Period

(as defined below).  The Assignor shall promptly provide the Assignee with a copy of the applicable invoices as relates to the transition services provided by the Assignor for the benefit of the Assignee under such agreements during the Transition Period, and the Assignee shall reimburse the Assignor for any and all scheduled and ordinary payments required to be made to the counterparty to such agreements in connection with such services provided to the Assignee during the Transition Period.  The Assignor shall not reject the executory contracts and leases identified on Schedule B prior to the date specified on Schedule B (the “Rejection Date”); provided, however, that the Assignee may extend the Rejection Date pursuant to written agreement between the Assignor and the Assignee (the period of time between the date hereof and the earlier of such termination date and the Rejection Date shall be referred to herein as the “Transition Period”).  To the extent that the Assignee identifies any additional executory contracts or leases after the date hereof under which the Assignee deems it necessary to receive benefits in order to receive all of the products and services received by 50 Below RSD prior to the Effective Time, the Assignee shall, upon written notice to the Assignor, amend Schedule B as appropriate in order to account for the addition of any such executory contracts or leases, and provide a copy of Schedule B, as amended, to the Assignor, and the Assignor shall perform its obligations under this Section 9 with respect to such executory contracts or leases for the benefit of the Assignee during the Transition Period.

10.

The executory contracts set forth on Schedule C attached hereto (“Schedule C”) shall not be assumed and assigned to the Assignee; provided, however, that the Assignor and/or the Seller will continue to perform under such agreements, and provide the benefits, as well as any and all consideration received by the Assignor and/or the Seller under such agreements, to the Assignee (and all documentation received by the Assignor and/or the Seller evidencing payment of such consideration to the Assignor) during the Transition Period.  The Assignor shall not reject the executory contracts identified on Schedule C prior to the Rejection Date; provided, however, that the Assignee may extend the Rejection Date pursuant to written agreement between the Assignor and the Assignee.  To the extent that the Assignee identifies any additional executory contracts or leases after the date hereof under which the Assignee deems it necessary to receive benefits in order to receive all of the products and services received by 50 Below RSD prior to the Effective Time, the Assignee shall, upon written notice to the Assignor, amend Schedule C as appropriate in order to account for the addition of any such executory contracts or leases, and provide a copy of Schedule C, as amended, to the Assignor, and the Assignor shall perform its obligations under this Section 10 with respect to such executory contracts or leases for the benefit of the Assignee, and provide any and all consideration received by the Assignor and/or the Seller under such agreements to the Assignee under this Section 10 during the Transition Period.

11.

To the extent that any of the offer letters or employment agreements, or the rights to enforce the restrictive covenants contained therein, between the Seller and each respective employee identified in the contracts on Schedule D (collectively, the “Employment Agreements”) cannot be assumed by the Assignor and assigned to the Assignee in order to permit the Assignee to enforce the restrictive covenants contained in the Employment Agreements, the Assignor shall use good faith, reasonable best efforts to enforce such restrictive covenants contained in the Employment Agreements for the benefit of the Assignee.  The Assignee shall be responsible for reimbursing the bankruptcy estate of the Debtor for any and all expenses (including, without limitation, reasonable attorneys’ fees) incurred by the bankruptcy estate of the Debtor and approved by the Assignee in connection with enforcing such rights for the benefit of the Assignee.  To the extent that the Assignee identifies any additional employment agreements after the date hereof that cannot be assigned to the Assignee in order to permit the Assignee to enforce the restrictive covenants contained in such agreements, the Assignor and the Assignee may, by written agreement, agree that the Assignee will enforce the restrictive covenants contained in such agreements for the benefit of the Assignee in accordance with this Section 11.

12.

The Assignor and the Assignee shall not assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which such consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the previous sentence, the Assignee may assign this Agreement without the Assignor’s prior written consent to any affiliate of the Assignee, or as part of the Assignee’s business reorganization.  This Agreement shall be binding and inure to the benefit of the Assignee and the Assignor and their respective heirs, successors and permitted assigns, including, but not limited to, any successor Chapter 11 or Chapter 7 Trustee of the Debtor or the Assignor.

13.

This Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Minnesota, without regard to its conflict of law principle provisions.

14.

If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision shall be deemed modified to the extent necessary to make such provision enforceable by such court, and the invalidity in whole or in part of any portion of this Agreement shall not impair or affect the validity or enforceability of the remaining provisions of this Agreement.

15.

This Agreement may be executed in counterpart signature pages by facsimile, portable document format (.pdf) or other electronic means, all of which when so executed and attached hereto shall constitute one and the same original.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ASSIGNOR:

By:  /s/ Nauni Jo Manty

Name:  Nauni Jo Manty

Title:  Chapter 11 Operating Trustee of the Debtor,

and as the Sole Equity Holder with Authority

on behalf of the Affiliates

ASSIGNEE:

PROJECT VIKING II ACQUISITION, INC.

By:  /s/ Darin R. Janacek

Name:  Darin R. Janecek

Title:  Chief Financial Officer and Secretary

LIST OF OMITTED SCHEDULES

[Added for purposes of SEC filing only – not part of executed agreement]

SCHEDULE A:  Executory Contracts Assumed and Assigned to the Assignee

SCHEDULE B:  Executory Contracts Not Assumed and Assigned to the Assignee (Vendors)

SCHEDULE C:  Executory Contracts Not Assumed and Assigned to the Assignee (Retailers)

SCHEDULE D:  Employment Agreements